VISCORP, INC. ANNOUNCES NAME CHANGE TO TIANYIN PHARMACEUTICAL CO INC. AND BEGINS TRADING UNDER THE TICKER “OTCBB: TYNP”

CHENGDU, China, March 11, 2008 /Xinhua-PRNewswire-FirstCall/ -- Viscorp Inc. Bulletin Board: VSCO, TYNP), a manufacturer and supplier of modernized traditional Chinese medicine (“TCM”) based in Chengdu, China, today announced that it has changed its name to Tianyin Pharmaceutical, Co., Inc..  The corporate name change is effective immediately.

In addition, effective March 11, 2008, the Company will trade under a new symbol OTC BB: TYNP with the new CUSIP Number of 88630M 104.

Viscorp and Raygere Ltd, which conducts its business through Chengdu Tianyin Pharmaceutical Co., LTD. (“Tianyin”), jointly announced on January 16, 2008, that the companies completed a Definitive Share Exchange Agreement whereby Viscorp acquired all of the outstanding and issued shares of Tianyin.

About Tianyin Pharmaceuticals

Tianyin is a manufacturer and supplier of modernized Traditional Chinese Medicine ("TCM") in China. It was established in 1994 and acquired by the current management team in August 2003. It has a comprehensive product portfolio of 34 modernized TCMs in the market, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance Program. Tianyin owns and operates two GMP manufacturing facilities and an R&D platform supported by leading Chinese academic institutions. The Company has a pipeline of 51 pharmaceutical products pending approval. Tianyin has an extensive nationwide distribution network throughout China with a sales force of 523 salespeople. Tianyin is headquartered in Chengdu, Sichuan Province with two manufacturing facilities and a total of 869 employees. Tianyin achieved revenue of $20.4 million and net income of $3.95 million in FY2007 ending June 30, 2007.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contacts:

For the Company:

Allen Tang, Ph.D., MBA, Assistant to the CEO

China 15821225642

Allen.y.tang@gmail.com

Investors:

HC International

Alan Sheinwald

US (914) 669-0222

Alan.sheinwald@hcinternational.net

2